EXHIBIT 99.1

*** For Immediate Release ***

News Release:    November 17, 2011
Contact:        Connie Waks
206.340.2305
cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces Results of Director Elections
Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the results of its 2011 Board of Directors elections. Gordon Zimmerman was re-elected as the bank's member director from Montana; Marianne M. Emerson of Seattle, Washington, was re-elected to serve as an independent public-interest director; and Michael W. McGowan of Missoula, Montana, was elected to serve as an independent director.
Mr. Zimmerman is president, assistant corporate secretary, and a member of the Board of Directors of Community Bank, Inc., a $100 million community financial institution located in Ronan, Montana. He has served on the Seattle Bank's Board of Directors since 2007.
Ms. Emerson is chief information officer for the Seattle Housing Authority, a public corporation providing affordable housing to more than 25,000 low-income Seattle residents. She has served on the Seattle Bank's Board of Directors since 2008.
Mr. McGowan is chairman and chief executive officer of Daniel Capital Management, a provider of mechanical, operational, and financial expertise to emerging technology companies in the United States, Europe, and South America. He is also co-chairman of the Biomass Coordinating Council for the American Council on Renewable Energy (ACORE). Mr. McGowan previously served on the Seattle Bank's Board of Directors in 2007 and 2008.
Ms. Emerson, Mr. McGowan, and Mr. Zimmerman have been elected to four-year terms beginning January 1, 2012, and ending December 31, 2015.
The Seattle Bank's Board of Directors comprises financial service, business, and community leaders from across the Seattle Bank's district. In 2012, the Seattle Bank's board will include 14 directors: eight member directors and six independent directors. Three of the independent directors are public-interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.

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Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

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Public-interest directors are required to have at least four years of experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

A complete listing of the Seattle Bank's 2011 Board of Directors is available on the bank's website at www.fhlbsea.com.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.
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